Exhibit 99.1

The First Bancshares, Inc. Reports 3rd Quarter 2013 Earnings and Declaration of Dividend

HATTIESBURG, Miss.--(BUSINESS WIRE)--October 31, 2013--The First Bancshares, Inc. (NASDAQ: FBMS), holding company for The First, A National Banking Association, (www.thefirstbank.com) today reported earnings for the quarter ended September 30, 2013. The First Bancshares, Inc. also announced a quarterly dividend of $.0375 per common share. The record date will be November 12, 2013 with a payable date of November 27, 2013.

Net income available to common stockholders for the three months ended September 30, 2013 amounted to $998,000, or $0.19 per diluted share, compared to $766,000, or $0.24 per diluted share for the same quarter in 2012, an increase of $232,000 or 30.3% in net income available to common shareholders. Net income available to common shareholders exclusive of merger related costs for the three months ended September 30, 2013 was $1,305,000, or $0.25 per diluted share, a 70.4% increase in net income available to common shareholders over the same quarter in 2012.

Net income available to common stockholders for the nine months ended September 30, 2013 amounted to $2,823,000, or $0.69 per diluted share, compared to $2,562,000, or $0.82 per diluted share for the same period in 2012, an increase of $261,000 or 10.2% in net income available to common shareholders. Net income available to common shareholders exclusive of one-time items for the nine months ended September 30, 2013 was $3,465,000, or $0.84 per diluted share, a 35.2% increase in net income available to common shareholders over the same period in 2012.

M. Ray “Hoppy” Cole, President & Chief Executive Officer, commented, “We successfully completed the system integration of our recent acquisition during the quarter and are encouraged by the contributions this expansion is making to our overall franchise. We continue to see a gradual improvement in economic conditions throughout the communities we serve. We generated $14.7 million in loan growth quarter over quarter and are excited about the future prospects for growth both in our legacy and newly acquired markets.”

Balance Sheet Highlights

Total assets for the Company totaled $951.9 million at September 30, 2013, a decrease of $13.5 million compared with June 30, 2013. The decrease during the third quarter of 2013 was attributable to a decline in the Company’s deposit balances associated with seasonal fluctuations and a reduction in high cost funds acquired through acquisition.

September 30, 2013 loans outstanding increased by $14.7 million, or approximately 11% on an annualized basis, compared with June 30, 2013, and increased $179.6 million, or 45.7%, compared to September 30, 2012 total loans outstanding. Loans of $124.2 million were acquired from First National Bank of Baldwin County on April 30, 2013. The remaining increase in loans of $55.4 million was broad based across all categories and throughout the Company’s market area.

End of Period Loan Balances	09/30/13	06/30/13	09/30/12
(dollars in thousands)
Loans held for sale	$1,399	$2,933	$4,898
Commercial	79,094	69,376	51,616
Real Estate:
Mortgage-commercial	198,123	186,219	135,660
Mortgage-residential	211,494	210,543	129,149
Construction	66,745	72,349	56,761
Consumer and other	15,658	16,351	14,876
	$572,513	$557,771	$392,960

Non-performing assets totaled $10.4 million at September 30, 2013 compared to $9.9 million of non-performing assets at June 30, 2013 and $13.6 million at September 30, 2012. Non-performing assets represented 1.09% of total assets at September 30, 2013 compared to 1.02% of total assets at June 30, 2013, and compared to 1.88% at September 30, 2012. Non-performing loans totaled $3.2 million at September 30, 2013 compared to $2.2 million at June 30, 2013 and compared to $3.7 million of non-performing loans at September 30, 2012. Non-performing loans represented 0.55% of total loans at September 30, 2013 compared with 0.40% of total outstanding loans at June 30, 2013 and 0.94% of total loans outstanding at September 30, 2012.

Non-Performing Assets	09/30/13	06/30/13	09/30/12
(dollars in thousands)
Non-Accrual Loans	$2,681	$1,886	$2,808
Past Due Loans (90 days or more)	471	352	870
Total Non-Performing Loans	3,152	2,238	3,678
Non-Accrual Securities	1,950	1,950	1,950
Other Real Estate	5,292	5,686	8,008
Total Non-Performing Assets	$10,394	$9,874	$13,636

The Company’s allowance for loan losses totaled $5.7 million at September 30, 2013 representing an increase of $279,000, or 20.7% on an annualized basis, from June 30, 2013 and an increase of $1,272,000, or 28.9%, from September 30, 2012. The allowance for loan losses represented 0.99% of period-end loans at September 30, 2013 compared with 0.97% of period-end loans at June 30, 2013 and 1.12% of period-end loans at September 30, 2012. Under acquisition accounting treatment, loans acquired are recorded at fair value which includes a credit risk component, and therefore the allowance on loans acquired is not carried over from the seller. The allowance for loan losses represented 1.26% of period end loans excluding those booked at fair value at September 30, 2013 compared with 1.23% at June 30, 2013 and 1.20% at September 30, 2012.

Total deposits decreased $29.4 million or 13.9% on an annualized basis, as of September 30, 2013 compared with June 30, 2013 total deposits and increased by approximately $192.0 million or 30.9% compared with September 30, 2012. Deposits of $185.8 million were acquired from First National Bank of Baldwin County on April 30, 2013.

End of Period Deposit Balances	09/30/13	06/30/13	09/30/12
(dollars in thousands)
Non-interest-bearing Demand Deposits	$169,001	$182,324	$110,051
IB Demand, Savings, and MMDA Accounts	434,449	439,094	345,112
Time Deposits < $100,000	88,907	96,841	70,807
Time Deposits > $100,000	121,608	125,080	95,963
	$813,965	$843,339	$621,933

Results of Operations Highlights – Quarter ended September 30, 2013

Net income available to common stockholders for the quarter ended September 30, 2013 totaled $998,000 or $0.19 per diluted share, an increase of $232,000 or 30.3% from the third quarter of 2012 net income available to common stockholders of $766,000 or $0.24 per diluted share.

During the quarter ended September 30, 2013, net interest income totaled $7,958,000 representing an increase of $2,527,000, or 46.5%, compared with the quarter ended September 30, 2012 net interest income of $5,431,000. The tax equivalent net interest margin for the quarter ended September 30, 2013 was 3.86% compared to 3.54% in the third quarter of 2012. The increase in net interest income and the net interest margin during the quarter ended September 30, 2013 compared with the third quarter of 2012 was attributable primarily to increased average loans outstanding.

Fair value accounting adjustments on acquired assets and liabilities contributed approximately 12 basis points on an annualized basis to the net interest margin in the third quarter of 2013 and 5 basis points in the third quarter of 2012.

During the quarter ended September 30, 2013, non-interest income totaled $1,592,000, a decrease of $298,000 or 15.8%, compared with the quarter ended June 30, 2013, and an increase of $74,000, or 4.9%, compared with the third quarter of 2012. The decrease for the quarter ended September 30, 2013 is attributed to a $131,000, or 22.4% decline in mortgage income along with a $140,000 coding error relating to the acquisition of First National Bank of Baldwin County. At June 30, 2013, $140,000 in interest income was improperly recorded as non-interest income. This was corrected at system conversion in July 2013.

	Quarter Ended	Quarter Ended	Quarter Ended
Non-interest Income	09/30/13	06/30/13	09/30/12
(dollars in thousands)
Service Charges on Deposit Accounts	$649	$601	$528
Mortgage Income	454	585	513
Interchange Fee Income	472	461	368
Other Operating Income	17	243	109
Total Non-interest Income	$1,592	$1,890	$1,518

During the quarter ended September 30, 2013, non-interest expense totaled $7,630,000, an increase of $385,000, or 5.3%, compared with the quarter ended June 30, 2013, and an increase of $2,193,000, or 40.3%, compared with the third quarter of 2012.

	Quarter Ended	Quarter Ended	Quarter Ended
Non-interest Expense	09/30/13	06/30/13	09/30/12
(dollars in thousands)
Salaries and Employee Benefits	$4,010	$3,729	$3,075
Occupancy, Furniture and Equipment Expense	802	1,104	493
FDIC Premiums	181	56	169
Professional Fees	618	911	189
Advertising and Promotion	98	109	64
Intangible Amortization	94	89	77
Other Operating Expenses	1,827	1,247	1,370
Total Non-interest Expense	$7,630	$7,245	$5,437

Total non-interest expense increases are primarily related to increases in operating costs associated with the acquisition of First National Bank of Baldwin County on April 30, 2013. One-time acquisition costs expensed during the third quarter of 2013 amounted to $447,000 and one-time acquisition costs expensed during 2013 amounted to $1,409,000.

About The First Bancshares, Inc.

The First Bancshares, Inc., headquartered in Hattiesburg, Mississippi, is the parent company of The First, A National Banking Association. Founded in 1996, the First has operations in south Mississippi, Louisiana and south Alabama. The Company’s stock is traded on NASDAQ Global Market under the symbol FBMS. Information is available on the Company’s website: www.thefirstbank.com.

Forward Looking Statement

This news release contains statements regarding the projected performance of The First Bancshares, Inc. and its subsidiary. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act. Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties. Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; and legislation or regulatory changes which adversely affect the ability of the combined Company to conduct business combinations or new operations. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. Further information on The First Bancshares, Inc. is available in its filings with the Securities and Exchange Commission, available at the SEC’s website, http://www.sec.gov.

THE FIRST BANCSHARES, INC. (unaudited, dollars in thousands except per shares data)

Consolidated Balance Sheets

	Sept 30, 2013	June 30, 2013	Sept 30, 2012
ASSETS
Cash and Due from Banks	$26,110	$27,811	$20,070
Federal funds sold	1,328	4,941	990
Interest-bearing deposits with banks	24,326	49,089	15,652
Investment Securities	264,883	260,586	244,737
Loans held for sale	1,399	2,933	4,898
Loans, Net of Unearned Income	571,114	554,838	388,062
Allowance for Loan Losses	(5,672)	(5,393)	(4,400)
Net Loans	565,442	549,445	383,662
Premises and Equipment	32,551	32,696	22,522
Other Real Estate Owned	5,292	5,687	8,008
Goodwill	10,621	10,713	9,362
Other Assets	19,943	21,536	15,767
TOTAL ASSETS	$951,895	$965,437	$725,668
LIABILITIES
Non-interest-bearing Demand Deposits	$169,001	$182,324	$110,051
Interest-bearing Accounts	434,449	439,094	345,112
Time Deposits	210,515	221,921	166,770
Total Deposits	813,965	843,339	621,933
Borrowings	30,000	16,500	16,781
Subordinated Debentures	10,310	10,310	10,310
Other Liabilities	13,860	12,671	11,272
TOTAL LIABILITIES	868,135	882,820	660,296
STOCKHOLDER’S EQUITY
Preferred Stock	17,082	17,062	17,000
Common Stock	5,134	5,120	3,135
Surplus	41,994	41,902	23,636
Retained Earnings	21,305	20,538	19,000
Accumulated Other Comprehensive Income (Loss)	(1,291)	(1,541)	3,060
Treasury Stock	(464)	(464)	(464)
TOTAL STOCKHOLDERS’ EQUITY	83,760	82,617	65,372
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$951,895	$965,437	$725,668
END OF PERIOD SHARES OUTSTANDING	5,107,131	5,093,455	3,135,361
TANGIBLE BOOK VALUE PER SHARE	$10.43	$10.20	$11.67

THE FIRST BANCSHARES, INC. (unaudited, dollars in thousands except per share data)

Consolidated Statements of Income

	Three Months Ended		Nine Months Ended
	Sept 30, 2013	Sept 30, 2012	Sept 30, 2013	Sept 30, 2012
INTEREST INCOME
Interest and Fees on Loans	$7,216	$5,204	$18,765	$16,011
Interest and Dividends on Securities	1,396	1,244	4,072	3,681
Interest on Fed Funds Sold	36	11	70	42
TOTAL INTEREST INCOME	8,648	6,459	22,907	19,734
INTEREST EXPENSE
Interest on Deposits	540	714	1,824	2,440
Interest on Borrowings	150	314	448	870
TOTAL INTEREST EXPENSE	690	1,028	2,272	3,310
NET INTEREST INCOME	7,958	5,431	20,635	16,424
Provision for Loan Losses	360	371	1,020	744
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	7,598	5,060	19,615	15,680

NON-INTEREST INCOME	1,592	1,518	5,412	4,503
NON-INTEREST EXPENSE	7,630	5,437	20,854	16,373
Income before Income Taxes	1,560	1,141	4,173	3,810
Income Taxes	456	269	1,032	930
NET INCOME	1,104	872	3,141	2,880
Preferred Stock Accretion & Dividends	106	106	318	318
NET INCOME AVAILABLE TO COMMON STOCKHOLDERS	$998	$766	$2,823	$2,562
BASIC EARNINGS PER SHARE	$0.20	$0.25	$0.70	$0.83
DILUTED EARNINGS PER SHARE	$0.19	$0.24	$0.69	$0.82
WEIGHTED AVG SHARES OUTSTANDING	5,102,572	3,108,867	4,058,432	3,099,024
DILUTED WEIGHTED AVG SHS OUTSTANDING	5,150,517	3,135,245	4,106,377	3,125,402

THE FIRST BANCSHARES, INC. (unaudited, dollars in thousands except per share data)

	Three Months Ended		Nine Months Ended
	Sept 30, 2013	Sept 30, 2012	Sept 30, 2013	Sept 30, 2012
EARNINGS PERFORMANCE RATIOS
Annualized Return on Average Assets	0.47%	0.49%	0.48%	0.54%
Annualized Return on Average Assets(1)	0.60%	0.49%	0.57%	0.54%
Annualized Return on Average Equity	5.66%	5.55%	5.56%	7.46%
Annualized Return on Average Equity(1)	7.22%	5.55%	6.69%	7.46%
Net Interest Margin	3.86%	3.54%	3.60%	3.55%
Efficiency Ratio(2)	77.58%	75.38%	77.63%	75.30%
Efficiency Ratio(1)(2)	73.04%	75.38%	73.52%	75.30%
Net Overhead Expense to Average Earning Assets(3)	2.82%	2.43%	2.59%	2.44%
Net Overhead Expense to Average Earning Assets(1)(3)	2.61%	2.43%	2.43%	2.44%

ASSET QUALITY RATIOS
Annualized Net Charge-offs to Average Loans	0.06%	0.46%	0.02%	0.30%
Allowance for Loan Losses to Period End Loans	0.99%	1.12%
Non-performing Assets to Period End Assets	1.09%	1.88%
Non-performing Loans to Period End Loans	0.55%	0.94%
Loans 30-89 Days Past Due to Period End Loans	0.54%	0.86%
SELECTED BALANCE SHEET & OTHER FINANCIAL DATA
Average Assets	$944,683	$718,762	$877,223	$715,638
Average Earning Assets	$855,107	$643,929	$793,903	$648,416
Average Total Loans	$566,291	$384,859	$506,461	$388,169
Average Demand Deposits	$119,670	$70,195	$104,536	$69,887
Average Interest Bearing Liabilities	$733,336	$575,019	$684,006	$572,757
Average Equity	$78,068	$62,899	$75,352	$51,499
Period End Non-performing Assets	$10,394	$13,636
Period End Non-performing Loans	$3,152	$3,678
Period End Loans 30-89 Days Past Due	$3,077	$3,395

Tax Equivalent Net Interest Income	$8,243	$5,695	$21,453	$17,241
Net Charge-offs during Period	$81	$439	$75	$855

(1)Excludes merger related costs and one-time items
(2)Efficiency Ratio is defined as Non-interest Expense divided by the sum of Net Interest Income, on a tax equivalent basis, and Non-Interest Income
(3)Net Overhead Expense is defined as Total Non-interest Expense less Total Non-interest income

CONTACT:
The First Bancshares, Inc.
M. Ray “Hoppy” Cole, 601-268-8998
Chief Executive Officer
or
Dee Dee Lowery, 601-268-8998
Chief Financial Officer